Exhibit 99.2

TRADING DATA

			Daily Weighted Average
Name	Date of Transaction	Number of B Shares Purchased/(Sold)	Price Per Share (U.S.$)***
Weston Hill Equity Holdings LP	11/19/2013	91,853	5.05**
Weston Hill Equity Holdings LP	11/21/2013	86,962	4.91*
Weston Hill Equity Holdings LP	12/20/2013	54,966	5.27*
Weston Hill Equity Holdings LP	12/23/2013	80,000	5.24*
Weston Hill Equity Holdings LP	12/24/2013	55,000	5.26*
Weston Hill Equity Holdings LP	12/26/2013	30,000	5.24*
Weston Hill Equity Holdings LP	12/27/2013	80,000	5.28*
Weston Hill Equity Holdings LP	12/30/2013	70,401	5.27*
Weston Hill Equity Holdings LP	12/31/2013	65,000	5.32*
Weston Hill Equity Holdings LP	1/7/2014	615,075	5.03*
Weston Hill Equity Holdings LP	1/8/2014	215,646	5.14*
Weston Hill Equity Holdings LP	1/9/2014	256,593	5.21**
Weston Hill Equity Holdings LP	1/10/2014	448,786	5.38**
Weston Hill Equity Holdings LP	1/13/2014	333,915	5.39**
Weston Hill Equity Holdings LP	1/14/2014	545,532	5.50**
Weston Hill Equity Holdings LP	1/15/2014	433,138	5.60*

*	Purchases of B shares on the Mexican Stock Exchange.
**	Purchases of B shares on the Mexican Stock Exchange as well as ADSs on the New York Stock Exchange.
***	With respect to purchases made on the Mexican Stock Exchange, the price was converted into U.S. dollars using the exchange rate at close, as reported by Bloomberg L.P., excluding broker commissions.